EXHIBIT 5

September 22, 2003

Liberate Technologies

2 Circle Star Way

San Carlos, CA  94070

Re:	Liberate Technologies (the “Company”)
Registration Statement for
an aggregate of 11,419,599 shares of Common Stock

Ladies and Gentlemen:

I refer to the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, of 11,419,599 shares of Common Stock available for issuance under the 1999 Equity Incentive Plan, Sigma Systems Group (Canada) Inc. Amended and Restated 2002 California Stock Incentive Plan and the Sigma Systems Group (Canada) Inc. Amended and Restated 2002 Stock Incentive Plan (collectively, the “Plans”), and the Shares Acquired under Written Compensatory Agreements for Certain Individuals and Shares Acquired under a Written Compensatory Agreement for Stephen Nicolle (collectively, the “Option Agreements”).  I advise you that, in my opinion, when such shares have been issued and sold pursuant to the applicable provisions of the Plans or the Option Agreements, and in accordance with the Registration Statement, such shares will be validly issued, fully paid and nonassessable shares of the Company’s Common Stock.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ KENT WALKER
Kent Walker
Executive Vice President–Corporate and Legal Affairs, General Counsel and Secretary